Exhibit 99.1

FOR IMMEDIATE RELEASE

February 22, 2021	NYSE American – REI

RING ENERGY PROVIDES OPERATIONAL AND FINANCIAL UPDATE AND INITIAL 2021 PLANS & GUIDANCE IN LINE WITH NEW STRATEGIC VISION

The Woodlands, TX February 22, 2021 - Ring Energy, Inc. (NYSE American: REI) (“Ring” or the “Company”) today provided an update on its fourth quarter 2020 operational and financial results and announced initial plans and guidance for 2021. Ring also provided additional details regarding its new strategic vision focused on continued free cash flow generation, capital discipline, cost reductions and debt reduction.

Operational and Financial Highlights

●	Remained cash flow positive for the fifth consecutive quarter even with the recent resumption of development drilling;

●	Reduced debt by $47 million during fourth quarter 2020, with $313 million outstanding against the Company’s Senior Credit Facility as of December 31, 2020;

●	Exceeded fourth quarter 2020 production guidance and produced 9,307 net barrels of oil equivalent per day (“Boepd”), of which 86% was oil, despite no new wells coming online during the quarter;

●	Performed eight conversions from electrical submersible pumps to rod pumps (“CTR”) in Q4 2020, with four in the Northwest Shelf (“NWS”) and four in the Central Basin Platform (“CBP”) resulting in a total of 29 CTR for the year (17 NWS and 12 CBP) reducing future overall operating costs and lessening costly workovers;

●	Drilled four NWS San Andres Horizontal wells in December and January, including three 1.5-mile horizontal wells and one 1.0-mile horizontal well, with all wells expected to be completed and on production by the first week of March 2021, providing a strong boost to current production in a rising oil price environment;

●	Stabilized Delaware production and improved operating efficiencies of the oil producing assets and the saltwater disposal assets in preparation for a 2021 disposition; and

●	Relocated corporate headquarters to The Woodlands, TX, downsized the Midland office, closed the Andrews field office, and closing the Tulsa office, reducing leasing expenses, resulting in meaningful annual cost savings.

Mr. Paul McKinney, Chairman of the Board and Chief Executive Officer, commented, “Despite the pandemic induced challenges we faced in 2020, Ring has executed well and has now achieved a total of five consecutive quarters of free cash flow. In the fourth quarter, we exceeded our production guidance and delivered 9,307 Boepd. This was driven primarily by our CTR program and other high rate-of-return workover projects that not only continue to reduce our operating costs but also steady our production levels. Benefitting from our strong free cash flow position, and with oil prices improving, we secured a drilling rig in early December and initiated an NWS drilling program on some of our highest rate-of-return acreage in Yoakum County, Texas. All four wells are expected to be completed and on production by the first week of March. With solid operational and financial results, we enter 2021 well positioned financially to continue to pay down debt and execute our high return development drilling and workover projects.”

Strategic Vision and 2021 Guidance

●	Key pillars of Ring’s new strategic vision include:
○	Continue to generate free cash flow to improve and build a sustainable financial foundation;
○	Maintain operational excellence with a strong commitment to safety, the environment, Ring’s employees, and the communities in which we work and operate;
○	Pursue rigorous capital discipline focused on Ring’s highest returning opportunities;
○	Improve margins and drive value by targeting additional operating cost reductions and capital efficiencies;
○	Strengthen the balance sheet by steadily paying down debt, divesting non-core assets and becoming a peer leader in Debt/EBITDA metrics;

●	Plans to drill six to eight wells and complete eight to ten wells in 2021;

●	Estimates total 2021 capital spending to be between $44 to $48 million;

●	Expects all 2021 capital expenditures to be fully funded by cash on hand and cash from operations, with excess free cash flow planned to be used for debt reduction;

●	Forecasting full year (“FY”) 2021 average production growth to be 3% to 8% over FY 2020 average of 8,790 Boepd;

●	Expects FY 2021 lifting cost[1] to average $10.00/Boe to $10.50/Boe, a decrease compared to FY 2020 lifting cost of $10.58/Boe;

●	Launch Delaware Basin Asset sales process during 2Q 2021, subject to market conditions.

1 Lifting cost = lease operating expenses excluding severance & ad valorem tax divided by total barrels of oil equivalent sold during the same period

“I am very proud of all that we have accomplished and the strategic vision that we are implementing. We have generated free cash flow every quarter since Q4 2019, while paying down $75 million of debt in 2020. Our focus remains clear with our strategy centered around five key pillars: free cash flow generation, operational excellence, rigorous capital discipline, cost control, and strengthening our balance sheet through non-core asset sales and steadily paying down debt. As we look to 2021, our preliminary guidance is underpinned by our new strategy. We have a disciplined capital program that is expected to be fully funded by operational cash flow and is designed to maintain production levels with the potential for some minimal growth. Our production portfolio is characterized by the long life and shallow declines of predominately the San Andres formation which meaningfully reduces the capital needed to maintain production. We have continued to implement efficiencies in the field to reduce monthly operating costs to further improve margins. We have stabilized our production and improved the operational efficiencies of our Delaware Basin assets and are currently investigating commercializing a large portion of the salt-water disposal infrastructure there in preparation of launching a Delaware Basin Asset sales process during the second quarter 2021. The bottom line is we are focused on improving our balance sheet and are forecasting strong free cash flow well into the future which will allow us to continue to steadily pay down debt while increasing shareholder value,” concluded Mr. McKinney.

Operational and Financial Update

Ring continued to generate free cash flow for the fifth consecutive quarter and used a portion of that free cash flow to pay down $47 million on the Company’s senior credit facility during the fourth quarter of 2020. Ring had $313 million outstanding on its credit facility as of December 31, 2020.

For the fourth quarter 2020, Ring produced 9,307 Boepd, exceeding the Company’s previous guidance range of 8,900 to 9,000 Boepd. Despite not bringing online any new wells during the quarter, Ring was able to continue to capture cost savings through its CTR program and other high rate-of-return workover projects, which also helped to minimize natural decline.

Leveraging a much-improved commodity price outlook, Ring recently resumed select drilling and completions activities targeting its substantial well inventory of low risk, high rate of return prospects. Ring anticipates all four wells to be on full production by the first week of March 2021. The Company believes that these four producing wells will improve production levels in the first quarter of 2021 and help to maintain a more consistent level of production throughout 2021.

2021 Preliminary Guidance

FY 2021 production is expected to exceed FY 2020 production by 3% to 8% and average between 9,100 and 9,450 Boepd with approximately 85% to 87% oil.

FY 2021 capital spending program is expected to be between $44 million to $48 million, which includes the estimated cost to drill up to eight new horizontal wells and complete up to ten new horizontal wells primarily in its NWS asset area. It includes well reactivations, workovers, infrastructure upgrades, and continuing the CTR program in the NWS and CBP areas. Anticipated leasing, contractual drilling obligations and non-operated drilling, completion, and capital workover projects are also included.

FY 2021 lifting costs are expected to average $10.00/Boe to $10.50/Boe, based on the production guidance given above and the ongoing CTR program and other cost cutting initiatives being pursued.

Management intends to launch a sales process during the second quarter 2021 to divest all of the Company’s Delaware Basin assets, subject to market conditions.

The Company’s 2021 capital spending, lease operating, and non-core asset divestiture programs support the Company’s strategic efforts to maintain a solid base of proved developed producing reserves that generate additional free cash flow to further pay down debt and drive long-term shareholder value.

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development, and production company with current operations focused on the conventional development of its Permian Basin assets in West Texas and New Mexico. For additional information, please visit www.ringenergy.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2019, its Form 10Q for the quarter ended September 30, 2020 and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

David A. Fowler, Investor Relations
Ring Energy, Inc.
Office: 432-682-7464

dfowler@ringenergy.com

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